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EXHIBIT NO. 99.2: Press release of Alcan Aluminium Limited, dated October 18, 2000

Press Release                                                        ALCAN LOGO
---------------------------------------------------------------------

                                MERGER A SUCCESS
                            LAUNCH OF THE NEW ALCAN

Montreal, Canada; Zurich, Switzerland -- October 18, 2000 -- Alcan Aluminium Limited (NYSE, TSE: AL) is pleased to report that the exchange of the shares was completed yesterday, thus finalizing the merger of algroup with Alcan.

The new Alcan will be a global leader in both the aluminum and packaging industries. Looking at the whole, the new Alcan adds up to a $12.4 billion global company with significant operations in both packaging and aluminum and with facilities spanning the globe.

-- The new Alcan is a global leader in aluminum and packaging. In upstream activities, the company is stronger than ever with over half its smelter capacity in the lowest third of the cost curve. The addition of algroup's low-cost alumina assets will allow it to further advance this low-cost position.

-- In aluminum fabrication, the new Alcan has a strong global position in low-cost, high-quality rolled products with world-class facilities in North and South America, Europe and Asia. Furthermore, the automotive industry offers exciting opportunities for growth for aluminum. The new Alcan will be a leading supplier to the automotive industry.

-- algroup was already the global leader in flexible and specialty packaging and Alcan's foil business in Europe, North and South America will be attractive additions to that position. The new Alcan will be well placed to take advantage of opportunities that present themselves as this fragmented industry consolidates. This sector represents a significant growth opportunity in the future.

Furthermore, the new Alcan will be a global solutions provider to its customers, and a reliable partner offering the material solutions that turn today's ideas into tomorrow's innovations. "Our customer focus, our technologies, our skills, our reputation and our track record will make us the preferred global solutions provider to our customers," said Jacques Bougie, President and CEO, Alcan.

Alcan is a multinational, market-driven, US$12.4 billion organization and one of the world's largest aluminum and packaging companies. Alcan maintains a low-cost position in primary aluminum, advanced aluminum fabrication facilities and a $2.8 billion global flexible and specialty packaging business. With operations in 37 countries and 53,000 employees, Alcan is well positioned to capitalize on growth opportunities and to generate added value for its customers and shareholders.

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Media Contact:
World Headquarters
Marc Osborne                            (514) 848-1342

Europe
Christine Menz                          +41 1 386 24 95

Investor Contact:
Michael Hanley                          (514) 848-8368

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